Exhibit (12)(a)(1)

Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 Tel. +1.215.963.5000 Fax: +1.215.963.5001 www.morganlewis.com

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[●], 2018

Board of Directors

Manning & Napier Fund, Inc.

290 Woodcliff Drive

Fairport, New York, 14450

Re:

Agreement and Plan of Reorganization, dated [●], 2018 (the “Agreement”), adopted by the Board of Directors of Manning & Napier Fund, Inc., a Maryland corporation (the “Fund”) on behalf of the World Opportunities Series (the “Acquired Series) and the Overseas Series (the “Surviving Series”).

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 12 of the Agreement. You have requested our opinions as to certain U.S. federal income tax consequences of the reorganization of the Acquired Series and the Surviving Series that will consist of: (i) the transfer of all of the assets of the Acquired Series to the Surviving Series in exchange solely for shares of the Surviving Series (“Surviving Series Shares”), (ii) the assumption by the Surviving Series of all of the liabilities of the Acquired Series, and (iii) the distribution of the Surviving Series Shares to the shareholders of the Acquired Series in complete liquidation of the Acquired Series, all upon the terms and conditions set forth in the Agreement (the foregoing transactions, collectively, are referred to herein as the “Reorganization”).

In rendering our opinions, we have reviewed and relied upon (a) the Agreement, (b) certain representations concerning the Reorganization made to us by the Fund, on behalf of the Acquired Series and the Surviving Series, in a letter dated [●], 2018 (the “Representation Letter”), (c) all other documents, financial and other

Board of Directors

Manning & Napier Fund, Inc.

[●], 2018

reports and corporate minutes that we deemed relevant or appropriate, and (d) such statutes, regulations, rulings and decisions as we deemed material with respect to this opinion. In our review, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other documents supplied to us. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

For purposes of our opinions, we have assumed (i) that all representations set forth in the in the Representation Letter will be true and correct in all material respects as of the Closing Date (and that any such representations made “to the best knowledge of,” “to the knowledge of,” “in the belief of,” or otherwise similarly qualified, are true and correct in all material respects without any such qualification) and (ii) that the Acquired Series and the Surviving Series, as of the Closing Date of the Reorganization, each satisfy and, following the Reorganization, the Surviving Series will continue to satisfy, the requirements of subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company (“RIC”).

Based on the foregoing, and provided the Reorganization is carried out in accordance with the laws of the State of Maryland, the Agreement and the Representation Letter, it is our opinion that:

1.

The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and the Acquired Series and the Surviving Series will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.

No gain or loss will be recognized by the Acquired Series upon the transfer of all of its assets to, and the assumption of all of Its liabilities by, the Surviving Series solely in exchange for Surviving Series Shares pursuant to Section 361(a) and Section 357(a) of the Code, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain

Board of Directors

Manning & Napier Fund, Inc.

[●], 2018

that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

3.

No gain or loss will be recognized by the Acquired Series upon the distribution of Surviving Series Shares to shareholders of the Acquired Series (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code.

4.

No gain or loss will be recognized by the Surviving Series upon the receipt of all of the assets of the Acquired Series solely in exchange for Surviving Series Shares and the assumption by the Surviving Series of all of the liabilities of the Acquired Series pursuant to Section 1032(a) of the Code.

5.

The tax basis of the assets of the Acquired Series received by the Surviving Series will be the same as the tax basis of such assets to the Acquired Series immediately prior to the exchange pursuant to Section 362(b) of the Code, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Series upon the exchange.

6.

The holding period of the assets of the Acquired Series received by the Surviving Series will include the period during which such assets were held by the Acquired Series pursuant to Section 1223(2) of the Code other than assets with respect to which gain or loss is required to be recognized and except where investment activities of the Surviving Series have the effect of reducing or eliminating the holding period with respect to an asset.

7.

No gain or loss will be recognized by the shareholders of the Acquired Series upon the exchange of their shares of the Acquired Series for Surviving Series Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

8.

The aggregate tax basis of Surviving Series Shares received by each shareholder of the Acquired Series (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of

Board of Directors

Manning & Napier Fund, Inc.

[●], 2018

the Acquired Series shares exchanged immediately prior to the Reorganization pursuant to Section 358(a)(1) of the Code.

9.

The holding period of the Surviving Series Shares received by the shareholders of the Acquired Series (including fractional shares to which they may be entitled) will include the holding period of the Acquired Series shares surrendered in exchange therefor, provided that the Acquired Series shares were held as a capital asset as of the Closing Date of the Reorganization pursuant to Section 1223(1) of the Code.

10.

The Surviving Series will succeed to and take into account, as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the Treasury Regulations), the items of the Acquired Series described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code.

Notwithstanding the foregoing opinions, no opinion is expressed as to the effect of the Reorganization on the Acquired Series, Surviving Series or any Acquired Series shareholder with respect to any asset as to which unrealized gains and losses are required to be recognized for U.S. federal income tax purposes under a mark-to-market system of accounting.

Our opinions are limited solely to the Reorganization. This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

Our opinions are conditioned upon the performance by the Fund, on behalf of the Surviving Series and the Acquired Series, of its undertakings in the Agreement and the Representation Letter.

Board of Directors

Manning & Napier Fund, Inc.

[●], 2018

Our opinions are being rendered to the Fund on behalf of the Surviving Series and the Acquired Series, and may be relied upon only by the Fund, its Board of Directors, the Acquired Series, the Surviving Series, the shareholders of the Acquired Series and the Surviving Series, and may not be relied upon by any other person or used for any other purpose without our express written consent.

We hereby consent to the references to our Firm and the discussion of this opinion in the Fund’s Registration Statement filed on Form N-14 (the “Registration Statement”) under the Proxy Statement/Prospectus headings “ADDITIONAL INFORMATION ABOUT THE REORGANIZATION – The Plan of Reorganization” and “ADDITIONAL INFORMATION ABOUT THE REORGANIZATION – Tax Considerations.” In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Further, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,